Exhibit 21.1

LIST OF SUBSIDIARIES OF COUNTERPATH CORPORATION

Name	State/Jurisdiction of	Name Under Which Subsidiary
	Incorporation	Does Business

CounterPath Technologies Inc.	British Columbia, Canada	CounterPath Technologies Inc.

BridgePort Networks, Inc.	Delaware	BridgePort Networks, Inc.